Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this the 18th day of March, 2021 by and between ATLANTICUS HOLDINGS CORPORATION, a Georgia corporation (“Atlanticus”), and DAVID G. HANNA, an individual resident of the State of Georgia (“Employee”).

W I T N E S S E T H:

WHEREAS, CompuCredit Corporation (“CompuCredit”) and the Employee entered into an Employment Agreement, effective as of March 15, 2001 (the “Original Employment Agreement”);

WHEREAS, CompuCredit and the Employee entered into the Amended and Restated Employment Agreement on December 23, 2008 (the “Amended Employment Agreement”) to amend the Original Employment Agreement;

WHEREAS, on June 30, 2009, CompuCredit completed a reorganization, pursuant to which CompuCredit became a wholly owned subsidiary of Atlanticus (the “Reorganization”);

WHEREAS, in connection with the Reorganization, CompuCredit transferred to Atlanticus, and Atlanticus assumed, the Amended Employment Agreement; and

WHEREAS, the parties hereto desire to replace and supersede all prior employment arrangements, including the Amended Employment Agreement, between Atlanticus and any of its related affiliates and Employee in their entirety and set forth herein the terms and conditions of Employee’s employment as Executive Chairman of Atlanticus.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Atlanticus and Employee agree as follows:

1.         RELATIONSHIP ESTABLISHED. Upon the terms and subject to the conditions of this Agreement, Atlanticus hereby employs Employee to perform services (the “Services”) for Atlanticus as its Executive Chairman and as delegated to him from time to time by the Board of Directors of Atlanticus consistent with those generally associated with that position. Employee hereby agrees to devote appropriate business efforts toward performing the Services. In his performance of the Services, Employee shall comply with applicable Atlanticus policies and procedures. If there is any conflict between such policies and procedures and this Agreement, this Agreement shall control.

2.         TERM; TERMINATION.

2.1         TERM OF EMPLOYMENT. The term of Employee’s employment under this Agreement shall commence on the date hereof and shall continue indefinitely on an at will basis, subject to termination at any time by either party on not less than thirty (30) days prior written notice by either party, or as otherwise provided pursuant to Section 2.2 of this Agreement. The period of time Employee is employed by Atlanticus shall be referred to as the “Term.”

2.2         TERMINATION OF EMPLOYMENT.

(a)         This Agreement shall automatically and immediately terminate upon the death of Employee.

(b)         Either party may terminate this Agreement upon the Complete Disability of Employee. “Complete Disability”, as used herein, shall mean the inability of Employee by reason of any physical or mental impairment to perform fully and effectively, as determined in the reasonable judgment of a competent physician selected in good faith by Atlanticus, the Services on a full time basis for an aggregate of 90 days in any period of 180 consecutive days.

(c)         In addition to any other rights or remedies available to Atlanticus, Atlanticus may, in its sole discretion, terminate this Agreement for Cause effective immediately upon delivery of written notice to Employee. In this Agreement, “Cause” means the reasonable, good faith determination of a majority of the Board of Directors of Atlanticus that:

(i)         (A) Employee has committed an act constituting fraud, moral turpitude, deceit or intentional material misrepresentation with respect to Atlanticus or any client, customer or supplier of Atlanticus; (B) Employee has embezzled funds or assets from Atlanticus or any client, customer or supplier of Atlanticus; or (C) Employee has engaged in willful misconduct or gross negligence in the performance of the Services;

(ii)         Employee has breached or defaulted in the performance of any material provision of this Agreement and has not cured such breach or default to Atlanticus’ reasonable satisfaction within thirty (30) days after receiving notice thereof (provided that any breach by Employee of any obligation under Section 9 will be grounds for immediate termination for “Cause” without any notice or right to cure); or

(iii)         Employee’s conduct is materially detrimental to the reputation of Atlanticus which Employee has not cured (if such conduct is curable in Atlanticus’ reasonable opinion) to Atlanticus’ reasonable satisfaction within ten (10) days after receiving notice thereof.

(d)         The date on which this Agreement expires or terminates for any reason is referred to herein as the “Termination Date.”

(e)         Employee may terminate this Agreement following a Change of Control (as defined below), by providing Atlanticus at least thirty (30) days prior written notice of termination. For purposes of this Agreement, “Change of Control” shall mean the acquisition by any single person or entity or related persons or entities of either substantially all the assets of Atlanticus or more than fifty percent (50%) of the outstanding and issued common stock of Atlanticus.

3.         COMPENSATION.

(a)         During the Term, Atlanticus shall pay Employee as compensation for the Services an annual salary equal to $600,000. Such compensation shall be payable in substantially equal semi-monthly installments or in such other installments or at such other intervals as may be the policy of Atlanticus from time to time, but no less frequently than monthly, and shall be subject to such deductions and withholdings as are required by law or policies of Atlanticus in effect from time to time. Employee’s salary per annum may from time to time be adjusted as agreed in writing by both Atlanticus and Employee. During the Term, Employee also shall be eligible for bonus and equity compensation as determined by the Compensation Committee of the Board of Directors from time to time. The terms of any equity award shall be provided in the related award agreement.

(b)         Notwithstanding anything to the contrary herein, if this Agreement is terminated for any of the reasons set forth in Section 2 hereof (i) Atlanticus shall be released of its obligation to pay further compensation or benefits to Employee as set forth in this Agreement except for salary already earned under Section 3(a) hereof and payable as set forth therein, and Employee will not be entitled to any severance or other benefits upon any termination of his employment hereunder and (ii) any outstanding equity award will continue to be governed by the related award agreement.

4.         VACATION. During the Term of this Agreement, Employee shall be entitled to such number of weeks of paid vacation in each calendar year of the Term as is provided in, and in accordance with, Atlanticus’ policies in effect from time to time for management employees.

5.         BENEFITS. During the Term of this Agreement, Employee shall be entitled to participate in executive employee benefit plans generally provided by Atlanticus to its executives, but only if and to the extent provided from time to time in such executive benefits plans and for so long as Atlanticus provides or offers such benefit plans.

6.         REIMBURSEMENT FOR EXPENSES. Atlanticus shall reimburse Employee for reasonable out-of-pocket expenses incurred by Employee in connection with the performance of the Services hereunder for travel, entertainment and other miscellaneous expenses to the extent such expenses are consistent with Atlanticus’ reimbursement policy as the same shall be in effect from time to time. Reimbursement shall be made only against an itemized list of such expenses submitted to Atlanticus by Employee within thirty (30) days after being incurred, and, to the extent requested by Atlanticus, receipts and invoices evidencing such expenses. In no event shall any such reimbursement be made later than thirty (30) days after the period for submitting such itemized list expires.

7.         CONFIDENTIALITY.

(a)         PROPRIETARY INFORMATION. Employee acknowledges that as an employee of Atlanticus, he may from time to time have access to and be provided with trade secrets (as defined under applicable law), and other confidential, secret and proprietary information including without limitation, financial statements or information, technical or nontechnical data, formulae, compilations, programs, methods, data, financial plans, models, product plans, marketing or sales strategies, portfolio information, or lists of actual or potential borrowers, loan program participants or other customers not generally available to the public concerning any aspect of the products, services or businesses of Atlanticus, its affiliates, or its and their officers, directors, employees, advisers, agents or other personnel (collectively, “Proprietary Information”). Employee agrees that he will not, directly or indirectly, disclose, publish, disseminate or use any Proprietary Information except as authorized herein. Employee may use Proprietary Information to perform the Services but in doing so will only allow dissemination of Proprietary Information to any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, government agency, trust, trustee, entity, unincorporated organization or any other entity on a strict need-to-know basis (provided such persons are first informed of the confidential nature of such Proprietary Information and directed to use or disclose it only as permitted herein). If disclosure of any Proprietary Information is required by law, a court or agency of the government, then Employee may make such disclosure after providing Atlanticus with reasonable notice, to the extent that providing such notice to Atlanticus is legally permissible, so that Atlanticus may seek protective relief.

(b)         NON-PROPRIETARY INFORMATION. Notwithstanding the provisions of Section 7(a) above, the following shall not be considered to be Proprietary Information: (i) any information that was in the public domain through no fault or act of Employee prior to the disclosure thereof to Employee; (ii) any information that comes into the public domain through no fault or act of Employee; (iii) any information that is disclosed without restriction to Employee by a third party (which term shall not include any equity holder, affiliate, or counsel, accountants and other non-employee representatives of affiliated entities, or of any of their respective equity holders, affiliates or related persons) having the legal right to make such disclosure, and (iv) any confidential business information that is not a trade secret on the three (3) year anniversary of the Termination Date; PROVIDED, HOWEVER, that the limited duration of the confidentiality obligation with regard to Proprietary Information not constituting a trade secret shall not operate or be construed as affording Employee any right or license thereafter to use Proprietary Information, or as a waiver by Atlanticus of the rights and benefits otherwise available to Atlanticus under the laws governing the protection and enforceability of patents, trade secret and other intellectual property.

(c)         RETURN OF MATERIALS. On or before the Termination Date, or when otherwise requested by Atlanticus, Employee will deliver promptly to Atlanticus all Proprietary Information and all other files, customer lists, management reports, drawings, memoranda, forms, financial data and reports and other materials or documents and equipment provided to, or obtained or created by Employee in connection with the Services (including all copies of the foregoing, and including all notes, records and other materials of or relating to Atlanticus or its customers) in his possession or control.

8.         TRANSFER AND ASSIGNMENT TO ATLANTICUS.

(a)         TRANSFER AND ASSIGNMENT OF WORK PRODUCT. To the greatest extent possible, any Work Product will be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. Section 101 ET SEQ., as amended) and owned exclusively by Atlanticus. In this Agreement, “Work Product” means work product, property, data, documentation, “know-how,” concepts, plans, inventions, improvements, techniques, processes or information of any kind, prepared, conceived, discovered, developed or created by Employee in connection with the performance of the Services. Employee hereby unconditionally and irrevocably transfers and assigns to Atlanticus all right, title and interest Employee has or will have, by operation of law or otherwise, in or to any Work Product, including, without limitation, all patents, copyrights, trademarks, service marks, trade secrets and other intellectual property rights. Employee agrees to execute and deliver to Atlanticus any transfers or other instruments which Atlanticus may deem necessary or appropriate to vest complete title and ownership of any Work Product, and all rights therein, exclusively in Atlanticus.

(b)         POWER OF ATTORNEY. Employee hereby irrevocably constitutes and appoints Atlanticus as his agent and attorney-in-fact, with full power of substitution, in the name, place and stead of Employee, to execute and deliver any and all assignments or other instruments described in Section 8(a) above that Employee fails or refuses promptly to execute and deliver. The foregoing power and agency are coupled with an interest and are irrevocable.

9.         COVENANT AGAINST COMPETITION.

(a)         Employee acknowledges that the Proprietary Information that he has acquired and will acquire, prior to and during the Term, includes and will include information that could be used by Employee on behalf of a Competitor (as hereinafter defined), its affiliates or others to the substantial detriment of Atlanticus. Moreover, the parties recognize that Employee during the course of his employment with Atlanticus will develop important relationships with customers and others having valuable business relationships with Atlanticus. In view of the foregoing, Employee acknowledges and agrees that the restrictive covenants contained in this Agreement are reasonably necessary to protect Atlanticus’ legitimate business interests and goodwill. If this Agreement is terminated by Atlanticus otherwise than in accordance with Section 2.2 hereof, Employee will only be bound by the covenant against competition if he is paid at his then current salary for the one (1) year period of time from and after the Termination Date. Any such payments to be made during such one (1) year period shall be made in the same manner as Employee’s annual salary as of the Termination Date, subject to Section 19 below.

(b)         DEFINITIONS.

(i)         “COMPETITIVE POSITION” - (A) the direct or indirect equity ownership (excluding ownership of less than 2% of the equity of an entity listed on a national securities exchange) or control of all or any portion of a Competitor, or (B) any employment, consulting, partnership, advisory, directorship, agency, promotional or independent contractor arrangement between Employee and any Competitor whereby Employee is required to perform services substantially similar to the Services.

(ii)         “COMPETITOR” - Any person or entity who provides products or services substantially similar to Company Services (as hereinafter defined), except Axiom Bancshares Inc. (“Axiom”) and any affiliate thereof or successor thereto.

(iii)         “CUSTOMERS” - All persons or entities within the Territory (as hereinafter defined) during the one-year period prior to the Termination Date (A) to whom Employee offered or sold any of Atlanticus’ products or services (including, without limitation, any opportunity to participate in any loan program established by Atlanticus), (B) to whom were offered or sold any of Atlanticus’ products or services or about whom Employee had Proprietary Information, (C) who were approached by Atlanticus with regard to products or services, or (D) who were identified as potential customers by Atlanticus’ models or processes.

(iv)         “COMPANY SERVICES” - (A) point-of-sale financing to provide credit to customers for the purchase of goods and services, (B) loan servicing activities including underwriting, marketing, customer service and collections operations for third parties, (C) acquisition and collection of portfolios of credit card receivables underlying credit card accounts, (D) origination and marketing of credit cards, (E) purchase and servicing of loans secured by automobiles, and (F) management of portfolios of auto finance receivables and additional lending products such as floor plan financing and installment lending products.

(v)         “TERRITORY” - The United States, which is the territory within which customers and accounts of Atlanticus will be located and where Employee will provide Services during the term of his employment under this Agreement.

(c)         COVENANTS OF EMPLOYEE. Subject to Section 9(e), in consideration of Employee’s employment by Atlanticus and Atlanticus’ providing to Employee the consideration described in Section 3 above, and based on and subject to the provisions set forth in Section 9(a) above, Employee agrees that, during the Term and for a period of one (1) year from and after the termination of this Agreement for any reason, Employee will not, without the prior written consent of Atlanticus, directly or indirectly for or on behalf of any person or entity other than Atlanticus, as principal, agent or otherwise:

(i)         take any action in furtherance of a Competitive Position, including, without limitation, entering into a Competitive Position; or

(ii)         solicit, entice or induce Customers for the purpose of providing services competitive with any of the Company Services; or

(iii)         solicit, entice or induce (or attempt to do so) to leave employment with Atlanticus anyone who is or was, during the last year of Employee’s relationship with Atlanticus, an employee of Atlanticus or an affiliate who would provide similar services to a Competitor.

(d)         Employee hereby represents and warrants to Atlanticus that he is not now a party to any agreement, court order, decree or other restriction which restricts him from using or disclosing to any party any information deemed to be proprietary or confidential or deemed to be a trade secret, of which in any way restricts Employee from engaging in or rendering any of the Services.

(e)         Atlanticus acknowledges that Employee serves as a director of Axiom, which is owned by members of Employee’s family and is a holding company for Axiom Bank, N.A. (“Axiom Bank”). Axiom, through Axiom Bank, may at times provide services competitive with the Company Services. Nothing in this Agreement shall prohibit Employee from fulfilling his obligations to Axiom.

10.         INTERPRETATION; SEVERABILITY. All rights and restrictions contained in this Agreement may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. It is understood and agreed that the provisions hereof are severable; if such provisions shall be deemed invalid or unenforceable as to any period of time, territory, or business activity, such provisions shall be deemed limited to the extent necessary to render it valid and enforceable, and the unenforceability of any provisions hereof shall not in any event cause any other provision hereof to be unenforceable. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

11.         RELIEF. In the event of any threatened or actual breach of the provisions of this Agreement by either party, including, without limitation, the provisions of Section 9, the other party shall be entitled to specific performance and injunctive relief in addition to any other remedies it may have at law or in equity.

12.         NONWAIVER. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by or on behalf of both parties.

13.         NOTICES. Any notice or other communication required or permitted hereunder shall be deemed sufficiently given if delivered by hand or sent by registered or certified mail, return receipt requested, postage and fees prepaid, addressed to the party to be notified as follows:

(a)         If to Atlanticus:                  Atlanticus Holdings Corporation

Five Concourse Parkway

Suite 300

Atlanta, Georgia 30328

Attn: General Counsel

With a cc to:                  Troutman Pepper Hamilton Sanders LLP

Bank of America Plaza

600 Peachtree Street, N.E.

Suite 3000

Atlanta, Georgia 30308

Attn: Brink Dickerson

(b)         If to Employee:         David G. Hanna

or in each case to such other address as either party may from time to time designate in writing to the other. Such notice or communication shall be deemed to have been given as of the date so delivered or five (5) days after the date so mailed.

14.         GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

15.         ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the sole and entire agreement between the parties hereto with respect to Atlanticus’ employment of Employee and supersedes all prior discussions and agreements between the parties relating to such employment, and any such prior agreements shall, from and after the date hereof, be null and void. Employee is a sophisticated businessperson and has received such documents and other information as he has deemed necessary to make his own independent judgment as to the merits of this Agreement and the remuneration that he will receive as a result hereof; further, it is hereby agreed by Employee that neither Atlanticus nor its affiliates have made any representation to Employee other than those specifically set forth in this Agreement. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of all of the parties hereto.

16.         PARTIES BENEFITED. This Agreement shall inure to the benefit of, and be binding upon Employee, Atlanticus, and their respective heirs, legal representatives, successors and assigns; provided that, as to Employee, this is a personal service contract and Employee may not assign this Agreement or any part hereof.

17.         TAX CONSEQUENCES. Atlanticus shall have no obligation to Employee with respect to any tax obligation Employee incurs as a result of or attributable to this Agreement, including all supplemental agreements and employee benefit plans, if any, in which Employee may hereafter participate, or arising from any payments made or to be made hereunder or thereunder.

18.         COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed an original, and all of such counterparts shall together constitute one and the same agreement.

19.         NONQUALIFIED DEFERRED COMPENSATION OMNIBUS PROVISION. It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Internal Revenue Code shall be paid and provided in a manner, and at such time, including without limitation, payment and provision of benefits only in connection with the occurrence of a permissible payment event contained in Section 409A (e.g., death, disability, separation from service from Atlanticus and its affiliates as defined for purposes of Section 409A of the Internal Revenue Code), and in such form, as complies with the applicable requirements of Section 409A of the Internal Revenue Code to avoid the unfavorable tax consequences provided therein for non-compliance. In connection with effecting such compliance with Section 409A of the Internal Revenue Code, the following shall apply:

(a)         Neither Employee nor Atlanticus shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Internal Revenue Code (including any transition or grandfather rules thereunder).

(b)         If Employee is a specified employee for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, any payment or provision of benefits in connection with a separation from service event (as determined for purposes of Section 409A of the Internal Revenue Code) shall not be made until the earlier of (i) Employee’s death or (ii) six (6) months after Employee’s separation from service (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefits may be provided during the 409A Deferral Period at Employee’s expense, with Employee having a right to reimbursement from Atlanticus once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

(c)         For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Internal Revenue Code.

(d)         For purposes of determining time of (but not entitlement to) payment or provision of deferred compensation under this Agreement under Section 409A of the Internal Revenue Code in connection with a termination of employment, termination of employment will be read to mean a “separation from service” within the meaning of Section 409A of the Internal Revenue Code where it is reasonably anticipated that no further services would be performed after that date or that the level of bona fide services Employee would perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.

(e)         For purposes of this Agreement, a specified employee for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code shall be determined on the basis of the applicable 12-month period ending on the specified employee identification date designated by Atlanticus consistently for purposes of this Agreement and similar agreements or, if no such designation is made, based on the default rules and regulations under Section 409A(a)(2)(B)(i) of the Internal Revenue Code.

(f)         Notwithstanding any other provision of this Agreement, Atlanticus shall not be liable to Employee if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Section 409A of the Internal Revenue Code otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ATLANTICUS HOLDINGS CORPORATION

By:         /s/ Jeffrey A. Howard

Name: Jeffrey A. Howard

Title: President and Chief Executive Officer

       /s/ David G. Hanna

        David G. Hanna